Exhibit 99.1

HESS MIDSTREAM LP

HESS MIDSTREAM LP REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2020 AND ANNOUNCES UPDATED GUIDANCE

First Quarter 2020 Highlights:

•	Implemented COVID-19 plans and precautions to protect the health and safety of our workforce and the communities where we operate and maintain business continuity.
•	Net income was $129.0 million. Net cash provided by operating activities was $140.2 million.
•	Net income attributable to Hess Midstream LP was $6.5 million, or $0.37 per Class A share after deduction for noncontrolling interests.
•	Adjusted EBITDA[1] was $195.3 million, DCF[1] was $170.3 million and free cash flow[1] was $138.3 million.
•	Increased quarterly cash distribution to $0.4310 per Class A share, an increase of 1.2% compared to the prior quarter and a 1.4x coverage ratio relative to distributions.
•

Compared with the prior‑year quarter, throughput volumes increased 36% for gas processing, 35% for gas gathering, 34% for crude oil gathering, 34% for crude oil terminaling, and 64% for water gathering driven by Hess Corporation’s higher production and completion of the ramp-up of the Little Missouri 4 gas processing plant.

Guidance:

•

Full year 2020 guidance is updated to net income of $410 – $435 million and Adjusted EBITDA of $675 – $700 million, with revenues that are approximately 97% protected by minimum volume commitments (“MVCs”) during the second half of 2020.

•

Hess Midstream LP reaffirms expected total capital expenditures of approximately $275 million for 2020 and expected expansion capital expenditures of approximately $100 million for 2021, including previously announced total capital reductions of $200 million across 2020 and 2021.

•

Hess Midstream LP reaffirms its previously announced guidance of 25% growth in Adjusted EBITDA in 2021, compared to full year 2020, primarily driven by the annual rate recalculation process at the end of 2020 and higher MVCs in 2021.

•

Hess Midstream LP reaffirms its previously announced expectation for annual Free Cash Flow in 2021 and 2022 of approximately $750 million, with approximately 95% MVC revenue protection, fully funding interest and growing distributions, without incremental debt or equity.

•	Hess Midstream LP reaffirms its 5% annual distribution per share growth rate target through 2022 with expected distribution coverage of approximately 1.2x in 2020 and 1.4x in 2021 and 2022.

[1]	Adjusted EBITDA, DCF and free cash flow are non‑GAAP measures. Definitions and reconciliations of these non‑GAAP measures to GAAP reporting measures appear in the following pages of this release.

HOUSTON, May 7, 2020—Hess Midstream LP (NYSE: HESM) (“Hess Midstream”) today reported first quarter 2020 net income of $129.0 million compared with net income of $80.8 million for the first quarter of 2019, as recast for the 2019 acquisition of Hess Infrastructure Partners LP (“HIP”) by Hess Midstream Operations LP (formerly known as Hess Midstream Partners LP) (the “Partnership”), Hess Midstream’s controlled subsidiary. After deduction for noncontrolling interests, net income attributable to Hess Midstream was $6.5 million, or $0.37 per Class A share. Hess Midstream generated Adjusted EBITDA of $195.3 million. DCF for the first quarter of 2020 was $170.3 million and free cash flow was $138.3 million.

Commenting on the first quarter 2020 results, John Gatling, President and Chief Operating Officer of Hess Midstream said, “We delivered strong volume growth across all of our systems in the first quarter, enabling us to exceed both our original and revised Adjusted EBITDA guidance.  Going forward in 2020, we will meet any Covid-19 related challenges with increased safety measures and continued execution while delivering the visible financial growth and stability that our unique contract structure supports even in the current rapidly changing environment.”

Hess Midstream’s results contained in this release include the historical results of HIP for all periods prior to the closing of the Partnership’s acquisition of HIP, incentive distribution rights simplification and conversion from a master limited partnership into an “Up-C” structure on December 16, 2019 (collectively, the “Transaction”), which was accounted for as a business combination of entities under common control. We refer to certain results as “attributable to Hess Midstream LP,” which exclude (i) the noncontrolling interests in the Partnership retained by affiliates of Hess Corporation (“Hess”) and Global Infrastructure Partners, (ii) the noncontrolling interests in the historical operating subsidiaries of the Partnership, and (iii) historical activity of HIP prior to its acquisition by the Partnership, which is included in “net parent investment.”

Hess Midstream Response to COVID-19

The safety of our workforce and the communities where we operate is our top priority. A cross-functional response team has been implementing a variety of health and safety measures in consultation with suppliers and partners that are based on the most current recommendations by government and public health agencies. This includes travel restrictions, health screenings for workers prior to entering work sites, and social distancing initiatives such as remote working and reducing the number of personnel at work sites. While there have been no reported cases of COVID-19 among Hess employees to date, processes for a variety of scenarios have been defined to protect health and safety and maintain business continuity.

Financial Results

Revenues and other income in the first quarter of 2020 were $290.8 million compared to $189.6 million in the prior-year quarter. First quarter 2020 revenues included $49.3 million of pass-through rail transportation, electricity, produced water trucking and disposal costs and $1.0 million of shortfall fee payments related to MVCs compared to $26.3 million and $2.8 million, respectively, in the prior-year quarter. Revenues were up primarily attributable to higher throughput volumes and tariff rates. Total costs and expenses in the first quarter of 2020 were $138.0 million up from $93.8 million in the prior-year quarter, primarily attributable to higher maintenance expenditures on expanded infrastructure and pass-through rail transportation and produced water trucking and disposal costs.

Net income for the first quarter of 2020 was $129.0 million and net cash provided by operating activities for the quarter was $140.2 million.

Adjusted EBITDA for the first quarter of 2020 was $195.3 million. Relative to distributions, DCF for the first quarter of 2020 of $170.3 million resulted in an approximately 1.4x distribution coverage ratio. Free cash flow for the first quarter of 2020 was $138.3 million.

Operational Highlights

Throughput volumes were up in all segments in the first quarter of 2020 compared to the first quarter of 2019. In the gathering segment, throughput volumes increased 35% for gas gathering, 34% for crude oil gathering and 64% for water gathering compared to the prior-year quarter, driven by growing Hess production. In the crude oil terminaling segment, throughput volumes increased 34% compared to the prior-year quarter, also driven by growing Hess production. In the gas processing segment, throughput volumes increased 36% compared to the prior-year quarter, driven by completion of the ramp-up of processing volumes through the Little Missouri 4 (“LM4”) gas processing plant and the backfilling of the Tioga Gas Plant. Third parties comprised approximately 25% of gas and 15% of crude oil volumes for the first quarter of 2020.

Capital Expenditures

Capital expenditures for the first quarter of 2020 totaled $57.0 million, including $55.3 million of expansion capital expenditures and $1.7 million of maintenance capital expenditures. Capital expenditures in the prior-year quarter were $133.6 million, including $99.2 million associated with the acquisition of Summit Midstream Partner’s Tioga Gathering System, $26.5 million of expansion capital expenditures, $7.0 million of equity investments associated with the LM4 gas processing plant, and $0.9 million of maintenance capital expenditures. The increase in expansion capital expenditures was primarily attributable to civil construction and fabrication activities for the planned expansion of the Tioga Gas Plant.

Quarterly Cash Distributions

On April 23, 2020, our general partner’s board of directors declared a cash distribution of $0.4310 per Class A share for the first quarter of 2020, an increase of 1.2% over the distribution for the prior quarter, which equals a 5% increase on an annualized basis. The distribution is expected to be paid on May 14, 2020 to shareholders of record as of the close of business on May 4, 2020.

Forecasts for 2021 and 2022

Hess Midstream is reaffirming its guidance of an expected 25% increase in Adjusted EBITDA in 2021, driven by the annual tariff rate redetermination process at the end of 2020 and higher MVCs in 2021.  As part of the annual tariff rate redetermination process, tariff rates for 2021 and all forward years of the contract are reset to maintain contractual return on capital deployed.  Through this process, rates are expected to increase based on lower volumes expected to be delivered in 2020 as well as lower expected Hess’ development plan going forward compared to the six rig development plan and higher third-party volume plan at the end of 2019.  With previously announced capital expenditure reductions in 2021 of approximately $125 million, Hess Midstream expects expansion capital of $100 million that, together with expected maintenance capital expenditures, represent sustaining capital levels related primarily to crude oil, gas and water pipeline and well pad interconnects. Based on expected Adjusted EBITDA increase and expected capital expenditures, Hess Midstream forecasts $750 million of free cash flow in both 2021 and 2022 with revenues that are approximately 95% MVC protected as volumes are generally expected to be below MVC levels.  Hess Midstream reaffirms its 5% annual distribution per share growth rate target through 2022. In both 2021 and 2022, Hess Midstream reaffirms its expectation of increased distribution coverage of approximately 1.4x and expects to fully fund interest and distributions with free cash flow without any incremental debt.

Updated 2020 Guidance

Hess Midstream is updating its full year 2020 guidance based on third-party production curtailments that are expected to reduce throughput volumes.  Hess Midstream still expects to have approximately 1.2x distribution coverage for the full year 2020. Beginning in the third quarter of 2020, Hess Midstream expects volumes to be primarily below MVCs resulting in approximately 97% MVC revenue protection in both the third and fourth quarters of 2020.  Given the uncertain duration of third-party curtailments, the lower end of the updated Adjusted EBITDA guidance range reflects an assumption of effectively zero third-party volumes starting in May 2020 and continuing through the rest of the year. The resulting lower end of the Distributable Cash Flow range reflects revenues that are at least 95% MVC protected and maintains distribution coverage of greater than 1.1x for the full year 2020.

Year Ending
December 31, 2020
(Unaudited)
Financials (in millions)
Net income	$410 - 435
Adjusted EBITDA	$675 - 700
Distributable cash flow	$565 - 590
Expansion capital	$255
Maintenance capital	$20
Free cash flow	$400 - 425

Year Ending
December 31, 2020
(Unaudited)
Throughput volumes (in thousands)
Gas gathering - Mcf of natural gas per day	250 - 270
Crude oil gathering - barrels of oil per day	125 - 135
Gas processing - Mcf of natural gas per day	240 - 260
Crude terminals - barrels of oil per day	140 - 150
Water gathering - barrels of liquids per day	55 - 60

Investor Webcast

Hess Midstream will review first quarter financial and operating results and other matters on a webcast today at 12:00 p.m. Eastern Time. The live audio webcast is accessible on the Investor page of our website www.hessmidstream.com. Conference call numbers for participation are 866-395-9624, or 213-660-0871 for international callers. The passcode number is 3166828. A replay of the conference call will be available at the same location following the event.

About Hess Midstream

Hess Midstream LP is a fee‑based, growth-oriented midstream company that operates, develops and acquires a diverse set of midstream assets to provide services to Hess and third‑party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Reconciliation of U.S. GAAP to Non‑GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non‑GAAP measures to facilitate comparisons of past performance and future periods. “Adjusted EBITDA” presented in this release is defined as reported net income (loss) before net interest expense, income tax expense, depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non‑cash, non‑recurring items, if applicable. “Distributable Cash Flow” (“DCF”) is defined as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. “Free cash flow” is defined as Adjusted EBITDA less capital expenditures, excluding acquisition capital expenditures. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Reconciliations of Adjusted EBITDA, DCF and free cash flow to reported net income (GAAP) and net cash provided by operating activities (GAAP), are provided below.

	First Quarter
	(unaudited)
	2020		2019(1)

(in millions, except ratio and per-share/limited partner unit data)
Reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income:
Net income	$129.0		$80.8
Plus:
Depreciation expense	38.5		33.6
Proportional share of equity affiliates' depreciation	1.3		-
Interest expense, net	24.8		15.0
Income tax expense (benefit)	1.7		-
Adjusted EBITDA	195.3		129.4
Less:
Interest, net	23.3
Maintenance capital expenditures	1.7
Distributable cash flow	$170.3
Less:
Adjusted EBITDA attributable to noncontrolling interest and net parent investment			104.4
Cash interest paid, net			0.2
Maintenance capital expenditures, net			0.1
Distributable cash flow, as previously reported(2)			$24.7

Reconciliation of Adjusted EBITDA, Distributable Cash Flow and free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$140.2		$101.8
Changes in assets and liabilities	28.4		13.9
Amortization of deferred financing costs	(1.8)		(1.2)
Proportional share of equity affiliates' depreciation	1.3		-
Interest expense, net	24.8		15.0
Earnings from equity investments	2.7		-
Other	(0.3)		(0.1)
Adjusted EBITDA	$195.3		$129.4
Less:
Interest, net	23.3
Maintenance capital expenditures	1.7
Distributable cash flow	$170.3
Less:
Adjusted EBITDA attributable to noncontrolling interest and net parent investment			104.4
Cash interest paid, net			0.2
Maintenance capital expenditures, net			0.1
Distributable cash flow, as previously reported(2)			$24.7
Adjusted EBITDA	$195.3		$129.4
Less:
Capital expenditures	57.0		34.4
Free cash flow	$138.3		$95.0
Distributed cash flow(2)	122.6		21.8
Distribution coverage ratio	1.4	x	1.1	x
Distribution per Class A share/limited partner unit	$0.4310		$0.3833

(1)   Prior period information has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

(2) Distributable cash flow prior to the Transaction is calculated net of any amounts attributable to noncontrolling interest. Subsequent to the Transaction, Hess Midstream will generally make cash distributions to holders of Class A Shares and to holders of noncontrolling interest pro rata. Therefore, distributable and distributed cash flow subsequent to the Transaction includes amounts attributable to noncontrolling interest.

Guidance
Year Ending
December 31, 2020
(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA, Distributable Cash Flow and free cash flow to net income:
Net income	$410 - 435
Plus:
Depreciation expense*	155
Interest expense, net	100
Income tax expense	10
Adjusted EBITDA	675 - 700
Less:
Interest, net, and maintenance capital expenditures	110
Distributable cash flow	565 - 590

Adjusted EBITDA	675 - 700
Less:
Capital expenditures	275
Free cash flow	400 - 425
*Includes proportional share of equity affiliates' depreciation

Cautionary Note Regarding Forward-looking information

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; our industry; our expected revenues; our future profitability; our projected budget and capital expenditures (including for maintenance or expansion projects and environmental expenditures) and the impact of such expenditures on our performance; and future economic and market conditions in the oil and gas industry.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: the direct and indirect effects of the COVID-19 global pandemic and other public health developments on our business and those of our business partners, suppliers and customers, including Hess; the ability of Hess and other parties to satisfy their obligations to us, including Hess’ ability to meet its drilling and development plans on a timely basis or at all and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, NGLs and produced water we gather, process, terminal or store; fluctuations in the prices and demand for crude oil, natural gas and NGLs, including as a result of the COVID-19 global pandemic; changes in global economic conditions and the effects of a global economic downturn on our business and the business of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits in a timely manner, if at all, including those necessary for capital projects, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; reduced demand for our midstream services, including the impact of weather or the availability of the competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to catastrophic events, such as accidents, severe weather events, labor disputes, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

Media Contact:

Robert Young

(713) 496-6076

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019(1)	2019
Statement of operations
Revenues
Affiliate services	$290.6	$189.4	$253.1
Other income	0.2	0.2	0.4
Total revenues	290.8	189.6	253.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	91.9	54.3	92.7
Depreciation expense	38.5	33.6	37.5
General and administrative expenses	7.6	5.9	33.0
Total costs and expenses	138.0	93.8	163.2
Income from operations	152.8	95.8	90.3
Income from equity investments	2.7	-	2.9
Interest expense, net	24.8	15.0	18.2
Income before income tax expense (benefit)	130.7	80.8	75.0
Income tax expense (benefit)	1.7	-	(0.1)
Net income	$129.0	$80.8	$75.1
Less: Net income (loss) attributable to net parent investment	-	(14.5)	(11.0)
Less: Net income attributable to noncontrolling interest	122.5	77.2	70.0
Net income attributable to Hess Midstream LP	6.5	18.1	16.1
Less: General partner's interest in net income	-	0.8	0.3
Limited partners' interest in net income	$6.5	$17.3	$15.8

Net income attributable to Hess Midstream LP per Class A share/limited partner unit:
Basic	$0.37		$0.28
Diluted	$0.35		$0.28
Net income attributable to Hess Midstream LP per limited partner unit (basic and diluted):
Common		$0.32
Subordinated		$0.32
Weighted average Class A shares outstanding subsequent to December 16, 2019:
Basic	18.0		18.0
Diluted	18.0		18.0
Weighted average limited partner units outstanding prior to December 16, 2019
Basic:
Common		27.3	27.3
Subordinated		27.3	27.3
Diluted:
Common		27.4	27.5
Subordinated		27.3	27.3

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First Quarter 2020
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$141.6	$96.8	$52.2	$-	$290.6
Other income	-	0.2	-	-	0.2
Total revenues	141.6	97.0	52.2	-	290.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	40.4	24.2	27.3	-	91.9
Depreciation expense	23.3	11.2	4.0	-	38.5
General and administrative expenses	2.0	1.6	0.2	3.8	7.6
Total costs and expenses	65.7	37.0	31.5	3.8	138.0
Income (loss) from operations	75.9	60.0	20.7	(3.8)	152.8
Income from equity investments	-	2.7	-	-	2.7
Interest expense, net	-	-	-	24.8	24.8
Income before income tax expense (benefit)	75.9	62.7	20.7	(28.6)	130.7
Income tax expense (benefit)	-	-	-	1.7	1.7
Net income (loss)	75.9	62.7	20.7	(30.3)	129.0
Less: Net income (loss) attributable to noncontrolling interest	71.1	58.7	19.4	(26.7)	122.5
Net income (loss) attributable to Hess Midstream LP	$4.8	$4.0	$1.3	$(3.6)	$6.5

	First Quarter 2019(1)
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate	$94.4	$66.3	$28.7	$-	$189.4
Other income	-	0.2	-	-	0.2
Total revenues	94.4	66.5	28.7	-	189.6
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	29.5	13.1	11.7	-	54.3
Depreciation expense	18.4	11.2	4.0	-	33.6
General and administrative expenses	2.3	1.1	0.2	2.3	5.9
Total costs and expenses	50.2	25.4	15.9	2.3	93.8
Income (loss) from operations	44.2	41.1	12.8	(2.3)	95.8
Interest expense, net	-	-	-	15.0	15.0
Net income (loss)	44.2	41.1	12.8	(17.3)	80.8
Less: Net income (loss) attributable to net parent investment	1.2	-	-	(15.7)	(14.5)
Less: Net income (loss) attributable to noncontrolling interest	34.4	32.5	10.3	-	77.2
Net income (loss) attributable to Hess Midstream LP	$8.6	$8.6	$2.5	$(1.6)	$18.1

(1) Prior period information has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Fourth Quarter 2019
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$124.9	$86.9	$41.3	$-	$253.1
Other income	-	0.4	-	-	0.4
Total revenues	124.9	87.3	41.3	-	253.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	46.2	25.6	20.9	-	92.7
Depreciation expense	22.1	11.2	4.2	-	37.5
General and administrative expenses	3.1	1.5	0.2	28.2	33.0
Total costs and expenses	71.4	38.3	25.3	28.2	163.2
Income (loss) from operations	53.5	49.0	16.0	(28.2)	90.3
Income from equity investments	-	2.9	-	-	2.9
Interest expense, net	-	-	-	18.2	18.2
Income before income tax expense (benefit)	53.5	51.9	16.0	(46.4)	75.0
Income tax expense (benefit)	-	-	-	(0.1)	(0.1)
Net income (loss)	53.5	51.9	16.0	(46.3)	75.1
Less: Net income (loss) attributable to net parent investment	2.0	-	-	(13.0)	(11.0)
Less: Net income (loss) attributable to noncontrolling interest	42.7	42.7	13.3	(28.7)	70.0
Net income (loss) attributable to Hess Midstream LP	$8.8	$9.2	$2.7	$(4.6)	$16.1

HESS MIDSTREAM LP

SUPPLEMENTAL OPERATING DATA (UNAUDITED)

(IN THOUSANDS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019

Throughput volumes
Gas gathering - Mcf of natural gas per day	336	249	323
Crude oil gathering - bopd	150	112	133
Gas processing - Mcf of natural gas per day	322	237	308
Crude terminals - bopd	163	122	148
NGL loading - blpd	15	14	16
Water gathering - blpd	54	33	50